EXHIBIT 10.2


                              CONSULTING AGREEMENT


     AGREEMENT dated February 29, 2000 between SEALED AIR CORPORATION, a Delaware corporation, ("Sealed Air"), and T. J. DERMOT DUNPHY, an individual (the "Consultant").

                                    RECITALS

     The Consultant will retire from the position of Chief Executive Officer and from employment with Sealed Air on February 29, 2000. Thereafter, Sealed Air wishes to retain the Consultant to provide consulting services to Sealed Air on the terms and conditions set forth below, and the Consultant wishes to provide such services on such terms and conditions.

     NOW, THEREFORE, the parties agree as follows:

     Section 1. Retention and Term. Sealed Air agrees to retain the Consultant as a consultant, and the Consultant agrees to provide the services set forth in this Agreement during the term hereof. The term of this Agreement shall commence on March 1, 2000 and continue through February 28, 2003 (the "Term"), unless terminated earlier as provided in Section 4.

     Section 2. Nature of Duties. The Consultant shall serve as a consultant to the Chief Executive Officer of Sealed Air on projects as mutually agreed by the Chief Executive Officer and the Consultant.

     Section 3. Compensation and Reimbursement of Expenses.

     (a) Consulting Fees. In consideration for the services to be rendered by the Consultant hereunder, Sealed Air shall transfer to the Consultant from Sealed Air's treasury 60,000 shares (the "Shares") of Sealed Air's common stock, par value $0.10 per share ("Common Stock"), which shares shall be transferred subject to the option, restrictions and conditions set forth in
Section 7 below. Sealed Air will deliver a certificate representing the Shares promptly after execution of this Agreement.

     (b) Reimbursement of Expenses. Sealed Air shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in providing consulting services.

     Section 4. Termination. The term of the Consultant's retention as a consultant under this Agreement shall terminate prior to the end of the Term, upon (i) the death of the Consultant, (ii) written notice of termination by Sealed Air upon disability of the Consultant that prevents the Consultant from providing the services required under this Agreement for a period of at least 90 days; (iii) upon the expiration of the restrictions of Section 4(c) provided for in the Restricted Stock Plan for Non-Employee Directors of Sealed Air Corporation due to a "Change in Control" under such Plan; or (iv) written notice of termination by Sealed Air to Consultant for cause, which includes dishonesty or fraudulent conduct, breach of fiduciary duty, or material


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breach by the Consultant of his obligations under this Agreement. If there should be a dispute whether the Consultant is disabled, the reasonable decision of Sealed Air's Board of Directors on that issue shall be final.

     Section 5. Certain Agreements.

     (a) Confidential Information. The Consultant agrees that, while retained pursuant to this Agreement and permanently thereafter, the Consultant shall not directly or indirectly use for any purpose (except to provide services to Sealed Air under this Agreement or as a director of Sealed Air), or disclose or permit to be disclosed to any person, any Confidential Information, other than as specifically requested by Sealed Air in writing. For purposes of this Agreement, the term "Confidential Information" shall mean any nonpublic information relating to Sealed Air or any of its subsidiaries or affiliates or the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects of any of them, whether or not in written form and whether or not expressly designated as confidential, including without limitation any such information consisting of or otherwise relating to trade secrets, know-how, technology, designs, drawings, processes, license or sublicense arrangements, formulae, proposals, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information or projections, lists of suppliers or distributors or sources of supply. Without limiting the foregoing, the Consultant also will comply with Sealed Air's current Trade Secret Policy and with any amendment in such Policy in effect from time to time during the Term.

     (b) Property of Sealed Air. All records, files, drawings, documents, computer software and disks, and other written or recorded information relating to the business of Sealed Air or any of Sealed Air's subsidiaries or affiliates possessed by or to which the Consultant has access in the course of his retention, whether prepared by the Consultant or otherwise, and all equipment and other assets purchased or provided to the Consultant by Sealed Air shall remain the exclusive property of Sealed Air and shall be returned to Sealed Air upon the expiration or earlier termination of the Term and at Sealed Air's request at any other time.

     (c) Rights. The Consultant represents, warrants and covenants for the benefit of Sealed Air that all inventions, discoveries, works subject to copyright, techniques, systems, methods, processes, improvements, developments, enhancements, modifications and other proprietary or intangible rights or information (collectively, "Rights") that Consultant may, either solely or jointly with others and whether or not during the Consultant's working hours, acquire, discover, invent, originate, make, conceive or have rights to with respect to any project relating to his services performed for Sealed Air, shall be the sole property of Sealed Air. The Consultant shall disclose to Sealed Air all such Rights conceived prior to or during the term of his retention hereunder and for a period of one (1) year thereafter. In particular, the Consultant agrees that all written material prepared in connection with the services provided hereunder shall be considered work for hire as defined in the U.S. Copyright Act of 1976, as amended, 17 U.S.C. ss. 101 et seq., and any copyright mark shall be in the name of Sealed Air. The Consultant further


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covenants and agrees that he will, at the request of Sealed Air, promptly execute such assignments, applications and other documents and provide such assistance as Sealed Air may reasonably request in order to vest title to such Rights in Sealed Air or its designee and to enable it to obtain, maintain and enforce its exclusive right, title and interest in and to such Rights throughout the world.

     (d) Non-Competition. During the term of this Consulting Agreement and for two years following the end of such term, the Consultant shall not, without the written consent of the Chief Executive Officer of Sealed Air, (i) either directly or indirectly compete with or in any way engage his talents for the benefit of a competitor of Sealed Air or (ii) act as an officer, director, employee, consultant, partner or stockholder owning more than five percent of a corporation, business or enterprise that is in the business of designing, developing, manufacturing, selling, servicing or promoting a product that competes with any of the products manufactured, sold or under development by Sealed Air during the Consultant's employment with or retention as a consultant by Sealed Air. The Consultant acknowledges and represents that his background and experience adequately qualify him to engage in other profitable lines of endeavor and that he will not be subject to undue hardship by reason of this non-competition commitment.

     (e) Survival of Agreements. The agreements contained or referred to in this Section 5 shall survive the termination or expiration of the Consultant's retention with Sealed Air. No such termination or expiration shall in any event discharge or extinguish any claims or rights of either party with respect to any breach or default of this Agreement prior to the date of any such termination.

     Section 6. Additional Representations and Agreements

     (a) The Consultant represents and agrees that (a) he has had access by reason of his service as Chief Executive Officer and Chairman of the Board of Directors to sufficient information concerning Sealed Air to enable him to evaluate the merits and risks of the acquisition of the Shares under this Agreement, (b) he has such knowledge and experience in financial and business matters that he is capable of evaluating such acquisition, (c) it is his intention to acquire and hold the Shares for investment and not for the resale or distribution thereof, (d) he will comply with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and (e) he will indemnify Sealed Air for any costs, liabilities and expenses that it may sustain because of any violation of the Securities Act or the Securities Exchange Act due to any act or omission on his part with respect to the Shares.

     (b) The Shares may not be sold, transferred or otherwise disposed of unless either (i) the Shares shall have been registered by Sealed Air under the Securities Act; (ii) Sealed Air shall have received either a "no action" letter from the Securities and Exchange Commission or an opinion of counsel acceptable to Sealed Air to the effect that such sale, transfer or disposition may be made without such registration, or (iii) such sale, transfer or disposition is made under


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Rule 144 under the Securities Act, and Sealed Air shall have received such documentation related thereto as counsel to Sealed Air deems acceptable.

     (c) The Consultant agrees that Sealed Air may require that any certificate evidencing the Shares bear a restrictive legend and be subject to stop-transfer orders or other actions intended to ensure compliance with the Securities Act or any other applicable regulatory measures.

     Section 7. Sealed Air's Right to Reacquire the Shares.

     (a) Option to Reacquire. During the Term, the Shares shall be subject to an option (the "Option") in favor of Sealed Air to reacquire the Shares. Neither the Shares nor any interest in such Shares may be sold, transferred or encumbered until the Option to reacquire such Shares may no longer become exercisable. The Option shall cease to be exercisable as to all Shares at the end of the Term or upon the earlier termination of this Agreement under subsections (i), (ii) or (iii) of Section 4. The Option shall become exercisable only if (i) this Agreement should be terminated under subsection
(iv) of Section 4 or (ii) the Consultant should materially breach his obligations under this Agreement. If Sealed Air notifies the Consultant that Sealed Air intends to exercise the Option, then the Consultant will deliver the certificates representing the Shares to Sealed Air within 30 days following written notice of exercise by Sealed Air. The Consultant shall not be entitled to be paid any cash or other consideration upon or in connection with the reacquisition of Shares upon Sealed Air's exercise of the Option.

     (b) Legending of Certificates. Every certificate representing Shares issued pursuant to this Agreement shall, so long as the Option remains exercisable, bear a legend in substantially the following form and shall have in effect a stop-transfer order with respect thereto:

          This certificate and the shares represented hereby are held subject to the terms of an agreement between T. J. Dermot Dunphy and Sealed Air Corporation pursuant to which these shares are subject to an option in favor of Sealed Air Corporation to reacquire such shares upon the occurrence of certain events and pursuant to which neither these shares nor any interest therein may be sold, transferred or encumbered until the expiration of such option. If such option is exercised, the holder of the shares represented by this certificate will have no further rights with respect to such shares, and this certificate will be deemed void. A copy of such Agreement is available for inspection at the executive offices of Sealed Air Corporation.

Upon expiration of the Option, the Consultant may surrender to Sealed Air the certificate or certificates representing such Shares in exchange for a new certificate or certificates, free of the above legend.

     (c) Adjustments. In the event of changes in the Common Stock after the date of this Agreement by reason of any stock dividend, split-up, combination of shares, reclassification,

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recapitalization, merger, consolidation, reorganization or liquidation (i) the terms and conditions of this Agreement shall apply to any securities issued in connection with any such change with respect to the Shares and (ii) appropriate adjustments shall be made as to the securities to be delivered upon the exercise of the Option.

     Section 8. Equitable Remedies, Etc. The Consultant acknowledges that the provisions of Section 5 of this Agreement are reasonably necessary to protect the legitimate business interests of Sealed Air and that any violation of any of such provision will result in irreparable injury to Sealed Air for which damages will not be an adequate remedy. The Consultant therefore agrees that, if he violates or threatens to violate any of such provisions, in addition to any compensatory, punitive or other damages that Sealed Air shall be entitled to recover, Sealed Air shall be entitled to preliminary and injunctive relief and any other available equitable remedies in connection with such violation or threatened violation. The prevailing party shall be entitled to recover from the other party the costs of obtaining legal or equitable relief, including reasonable attorneys' fees, upon breach of any provision of this Agreement.

     Section 9. Contingent Stock Awards. On August 14, 1997 and April 2, 1998 the Consultant was awarded 60,000 and 80,000 shares, respectively, of Common Stock under the Contingent Stock Plan of Sealed Air Corporation that remain subject to Sealed Air's option to repurchase such shares should his employment end before October 13, 2000 and June 1, 2001, respectively. The Organization and Compensation Committee of Sealed Air's Board of Directors has agreed to waive the exercise of such option upon the termination of his employment on February 29, 2000, on the condition that such option shall remain exercisable as to each award during the remainder of its respective option period as provided under such Plan if his service as a consultant to and a director of Sealed Air should cease during that time other than as a result of the Consultant's death or permanent and total disability, and the Consultant agrees to such continued option.

     Section 10. Severability. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision. If the scope or enforceability of this Agreement is in any way disputed at any time, a court or other trier of fact may modify and enforce the provisions hereof to the extent it believes to be reasonable under the circumstances existing at such time.

     Section 11. Consultant Status. The Consultant is an independent contractor and shall not be deemed by virtue of this Agreement to be an employee of Sealed Air or to be entitled to receive any compensation as an employee or to participate in any employee benefit program except for such as are expressly provided for in this Agreement, provided, that this shall not affect his eligibility for compensation or benefits as a retired employee, a director or Chairman of the Board of Directors.

     Section 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when placed


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in the mails and forwarded by registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile or similar means of electronic communication, addressed to the party to whom such notice is being given as follows or at such other address as either party may designate by notice to the other:

     If to Sealed Air, to:              Sealed Air Corporation
                                        Park 80 East
                                        Saddle Brook NJ  07663
                                        Attention: Chief Executive Officer
                                        Fax: (201) 703-4171

           with a copy to:              Sealed Air Corporation
                                        Park 80 East
                                        Saddle Brook, NJ 07663
                                        Attention: General Counsel
                                        Fax: (201) 703-4113

     If to the Consultant, to:          T. J. Dermot Dunphy
                                        P. O. Box 669
                                        Far Hills, NJ 07931
                                        Fax: (908) 234-0193

     Section 13. Assignment. This Agreement may not be assigned by either party except with the prior written consent of the other party.

     Section 14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     Section 15. Complete Agreement. This Agreement constitutes the entire agreement between the parties concerning the provision of consulting services by the Consultant to Sealed Air and supersedes all prior agreements and understandings among the parties with respect to such services.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement pursuant to due authorization on the date first set forth above.

                                                SEALED AIR CORPORATION


s/ T. J. Dermot Dunphy
------------------------
T. J. DERMOT DUNPHY                             By: s/  William V. Hickey
                                                   -----------------------
                                                   Name:  William V. Hickey
                                                   Title: President